Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
NAVTEQ Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-118856) of NAVTEQ Corporation of our report dated February 28, 2005, relating to the consolidated balance sheets of NAVTEQ Corporation and subsidiaries as of December 31, 2003 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2004 annual report on Form 10-K of NAVTEQ Corporation.

/s/ KPMG LLP

Chicago, Illinois
February 28, 2005